UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 23, 2006

BRAINTECH, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-24911

(Commission File Number)

98-0168932

(IRS Employer Identification No.)

102-930 West 1st Street, North Vancouver, BC V7P 3N4

(Address of principal executive offices and Zip Code)

(604) 988-6440

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On October 23, 2006 we completed a transaction redeeming all of our outstanding Secured Convertible Debentures. In order to facilitate this transaction we obtained a bank loan from the Royal Bank of Canada. In order to loan us the funds, the Royal Bank of Canada required us to obtain Irrevocable Standby Letters of Credit securing the full amount of the loan. Certain persons (the “LC Providers”) did agree to provide those letters of credit to the bank. As compensation to the LC Providers providing us with letters of credit, we agreed to issue one unit comprising of shares and warrants, for each one dollar pledged under a letter of credit pursuant to a Loan Guarantee and Subscription Agreement.

As security to the LC Providers under the Loan Guarantee and Subscription Agreement, we granted a General Security Agreement to them which encumbers our assets.

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Item 3.02 Unregistered Sales of Equity Securities

In connection with the transaction above, we agreed to issue units for each one dollar pledged as Standby Letters of Credit. Each unit consists of two (2) shares of common stock of the company (the “LC Shares”); three (3) share purchase warrants at a price of $0.30 per share, each warrant entitling the holder thereof to purchase one (1) additional share of common stock at a price of $0.30 per share; and one and one-half (1 1/2 ) share purchase warrants at $0.50 per share, each whole warrant entitling the holder thereof to purchase one (1) additional share of common stock at a price of $0.50 per share.

As of October 23, 2006 we have received a total of US$2,150,000 in Letters of Credit. Accordingly, we have issued a total of 4,300,000 LC Shares, 6,450,000 warrants at $0.30 and 3,225,000 warrants at $0.50.

The shares were issued to six accredited investors pursuant to exemptions from registration as set out in Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities.

Further, we have reduced the exercise price of 250,000 Share Purchase Warrants held by certain LC providers from $1.00 to $0.30 per share and we also extended the term of these Warrants  by 24 months, so that they now expire May 2, 2010.

Item 9.01 Financial Statements and Exhibits

10.1	Form of Loan Guarantee and Subscription Agreement
10.2	Form of Warrant
10.3	General Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAINTECH, INC.

/s/ Edward White

By: Edward White

Chief Financial Officer and Director

Date: October 26, 2006

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